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Exhibit 10.1

As of May 26, 2004

Mr. Wallace R. Barr
President and Chief Executive Officer
Caesars Entertainment, Inc.
3930 Howard Hughes Parkway
Las Vegas, NV 89109

Re:
Employment Agreement by and between Park Place Entertainment Corporation, a Delaware corporation, now known as Caesars Entertainment, Inc. (the "Company"), and Wallace R. Barr (the "Executive"), dated as of November 19, 2002 ("the Employment Agreement").

Dear Wally:

The Compensation Committee of the Company's Board of Directors has authorized certain technical amendment to the Employment Agreement as set forth in this letter. All capitalized terms have the definitions assigned to them in the Employment Agreement.

        1.     Subsection (h), Section 3 of the Employment Agreement is deleted in its entirety and is replaced with the following:

        (h)    Stock Options and Stock Retention Units:

          (i)    The Executive has been granted non-statutory stock options (the "Incentive Options") under the Company's Stock Incentive Plan (the "Stock Plan") covering 1,450,000 shares of the Company's common stock. The exercise price of the shares subject to the Incentive Option shall be equal to the closing price of the Company's common shares on the New York Stock Exchange on the date granted. The Incentive Options shall be exercisable for ten years after grant except as otherwise specifically provided in this Agreement. The Incentive Options shall vest and become exercisable on a cumulative basis according to the following schedule if the Executive continues in the employment of the Company through the applicable vesting date(s):

            (1)   25% on the first anniversary of the grant date.

            (2)   50% on the second anniversary of the grant date.

            (3)   75% on the third anniversary of the grant date.

            (4)   100% on the fourth anniversary of the grant date.

        The Executive has been granted 635,000 Stock Retention Units, pursuant to the Company's Supplemental Retention Plan dated November 1, 2001. The Stock retention Units shall vest and become exercisable on a cumulative basis according to the following schedule if the Executive continues in the employment of the Company through the applicable vesting dates:

            (1)   20% on the first anniversary of the grant date.

            (2)   40% on the second anniversary of the grant date.

            (3)   70% on the third anniversary of the grant date.

            (4)   100% on the fourth anniversary of the grant date.

Executive shall also be eligible to receive such other grants and awards available to senior executive officers of the Company (including grants of Incentive Options, Restricted Stock and Performance Shares) in such amounts and subject to such terms as the Compensation Committee of the Board of Directors shall determine or as shall be provided in plans governing such grants or awards.

        Notwithstanding the foregoing paragraphs, all shares subject to the Incentive Options, the Stock Retention Units and any additional equity incentive vehicles shall vest and become exercisable upon the occurrence of any of the following events (each of (A), (B), (C) and (D) below a "Triggering Event"):

              (A)  termination of the Executive's employment by the Company other than for Cause, as defined below;

              (B)  termination of the Executive's employment because of death or disability;

              (C)  termination of the Executive's employment by the Executive for Good Reason, as defined below; or

              (D)  termination of the Employment Period by the Executive or the Company pursuant to Section 1 of this Agreement after March 31, 2006.

              (E)  termination of Executive's employment by either the Executive or the Company for any or no reason (other than a termination for Cause by the Company) or upon mutual agreement between the Executive and the Company following expiration of the Employment Period; this subsection (E) shall survive the expiration of this Employment Agreement.

          (ii)   If a Triggering Event occurs, any portion of the Incentive Options, the Stock Retention Units and any additional equity incentive vehicles that have become vested on or before the date of such Event (including without limitation, any portion that becomes exercisable due to such Triggering Event and the Incentive Options) shall remain exercisable for the balance of their term.

          (iii)  The Executive may assign the right to exercise the Incentive Options, the Stock Retention Units and any additional equity incentive vehicles to his spouse, children, grandchi1dren or parents of a recipient, to trusts for the benefit of the Executive's immediate family, to a family partnership or limited liability company designated by the Executive in which the Executive's family members are the only partners or shareholders or to an entity exempt from federal income tax under Section 501(C)(3) of the Code.

          (iv)  All Incentive Options and Stock Retention Units granted pursuant to the Prior Agreement shall continue to be governed by the Company's Stock Plan and the Supplemental Retention Plan.

          (v)   All Incentive Options, Stock Retention Units and any additional equity incentive vehicles shall be subject to the terms of the Stock Plan and the Supplemental Retention Plan in all respects not described herein but only to the extent not inconsistent with the terms of this Agreement, to the extent not inconsistent with the provisions of this Section 3(h).

        2.     Subsection (i), Section 3 of the Employment Agreement is deleted in its entirety and is replaced with the following:

        (i)    Temporary Living and Moving Expenses.    Executive acknowledges and agrees that he shall perform his duties hereunder at the corporate headquarters of the Company in Las Vegas, NV and at the Company's east coast office located in Atlantic City, NJ, and such other locations as may be required by the nature of Executive's responsibilities. It is understood that Executive maintains his primary residence in Las Vegas, NV and it is agreed that he shall not be required to relocate his primary residence to any other location.    If the Executive decides, in his sole discretion, to relocate his residence from Las Vegas, Nevada, at any time with in twelve (12) months from the termination of Executive's employment, the Company shall reimburse Executive for moving and home seeking and buying expenses incurred by Executive in accordance with its relocation policy for senior level executives, including at least all brokerage commissions, transfer taxes and closing costs incurred in purchasing a new residence and/or selling the Executive's current residence. The Company shall also pay Executive a tax equivalency bonus in an amount such that all federal, state and local income taxes (calculated at the highest marginal rate) which may be due by reason of any such expenses and the tax equivalency bonus being included in Executive's taxable income will not reduce the net amount of reimbursement that Executive is to receive hereunder.

        3.     Subsection (b), Section 13 of the Employment Agreement is deleted in its entirety and is replaced with the following:

          (b)   All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:
      9017 Opus Drive
      Las Vegas, NV 89117

      If to the Company:
      3930 Howard Hughes Parkway
      Las Vegas. NY 89109
      Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

All other terms and conditions of the Employment Agreement consistent with the foregoing shall continue in full force and effect. Please indicate your agreement and acceptance of the foregoing technical amendments by signing below. Please return a fully executed copy of this letter to the Company's General Counsel.

Very truly yours,
Steve Bell Executive Vice President Human Resources, West and Midsouth
Agreed and accepted as of May 26, 2004:
Wallace R. Barr

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  Exhibit 10.1